EXHIBIT 99.1



October 31, 2005

EMPIRE GLOBAL CORP. TO ACQUIRE 501 CANADA INC.

Thornhill, ON: Empire Global Corp. (OTCBB:"EMGL") (the "Company") announced today that it has entered into a Plan of Merger and Reorganization Agreement with 501 Canada Inc., an Ontario Corporation ("501") whereby Empire Global Corp., through its wholly-owned subsidiary Empire Global Acquisition Corp., an Ontario Corporation ("EGAC") will acquire 100% of the capital stock of 501 through the issuance of exchangeable shares of EGAC, which are exchangeable for 6,240,000 Shares of Common Stock of Empire Global Corp.

501 Canada Inc. is an Ontario Corporation that owns and operates two revenue-producing commercial real estate properties in the Toronto area. The first property, located at 501 Alliance Avenue is 3.81 acres in size with 318,703 sq.ft. of office space and the second property, located at 3025 Kennedy Road has 27,700 sq.ft. of office space. The total fair market value of 501's real-estate assets as of September 30, 2005 was USD $11.1 million, with a combined mortgage of USD $7.3 million, bringing 501's net real-estate asset value to USD $3.8 million. 501's Rental/Leasing revenue for the years ended December 31, 2003 and 2004 were USD $510,380 and USD $650,745 respectively.

Kalson G. H. Jang, the Chairman of Empire Global Corp., stated: "The acquisition of 501 establishes a solid core business for our Company. We welcome the introduction of 501 into our portfolio as a revenue-producing asset that brings great value to our shareholders and fits perfectly into our overall business plan to focus on property and real estate acquisitions. With the Company's expertise in property management, we look forward to improving the efficiency of 501's operations and as a result, improving 501's bottom-line."

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3 b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information, please contact:
Empire Global Corp.
905-882-0221